QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

EQUITY CONTRIBUTION AGREEMENT

dated as of

April 30, 2001

between

DUKE CAPITAL CORPORATION,

UNITED AMERICAN ENERGY CORP.,

DUKE/UAE REF-FUEL LLC

and

DUKE/UAE HOLDINGS LLC

EQUITY CONTRIBUTION AGREEMENT

        This EQUITY CONTRIBUTION AGREEMENT, dated as of April 30, 2001 (this "Agreement"), is among DUKE CAPITAL CORPORATION ("Duke Capital"), a Delaware corporation, UNITED AMERICAN ENERGY CORP. ("UAE"), a Delaware corporation, DUKE/UAE REF-FUEL LLC (the "Company"), a Delaware limited liability company, and DUKE/UAE HOLDINGS LLC ("Duke/UAE Holdings"), a Delaware limited liability company.

BACKGROUND STATEMENT

        Duke/UAE Holdings is a wholly owned subsidiary of the Company, which in turn is owned 50% by Duke Energy Global Asset Development, Inc. ("DEGAD"), which is a wholly owned subsidiary of Duke Capital, and 50% by UAE Ref-Fuel LLC ("UAE Ref-Fuel"), which is a wholly owned subsidiary of UAE.

        Duke/UAE Holdings has agreed to acquire or recapitalize certain equity interests in six partnerships holding waste-to-energy projects. In connection with that acquisition, each of Duke Capital and UAE (each, an "Equity Provider") has agreed to provide up to $50,000,000 in equity capital to the extent necessary to allow the project partnerships to meet certain obligations under various agreements relating to their waste-to-energy projects. This Agreement sets forth the obligation of Duke Capital and UAE to provide those funds.

STATEMENT OF AGREEMENT

        The parties hereto, intending legally to be bound, hereby agree as follows:

        1.    DEFINITIONS.

        The following terms used in this Agreement shall have the following meanings unless the context otherwise requires:

          "Agreement" has the meaning set forth in the Introduction.

          "Allied" means Allied Waste Industries, Inc., a Delaware corporation.

          "Allied Agreements" has the meaning set forth in Section 4.4.

          "Business Day" means any day except Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law to close.

          "Company" has the meaning set forth in the Introduction.

          "Credit Support Agreements" shall mean the agreements listed on Exhibit A hereto, without regard to any amendments thereto or modifications thereof after the date hereof other than those approved by both Duke Capital and UAE in their sole discretion.

          "Credit Support Obligations" has the meaning set forth in Section 2.1.

          "DEGAD" has the meaning set forth in the Background Statement. "Duke Capital" has the meaning set forth in the Introduction. "Duke/UAE Holdings" has the meaning set forth in the Introduction. "Effective Date" means the Closing Date, as defined in the Allied Agreements.

          "Equity Contributions" means all payments made by Duke Capital and UAE pursuant to this Agreement, as more specifically described in Section 2.1.

          "Equity Contribution Request" has the meaning set forth in Exhibit B. "Equity Provider" has the meaning set forth in the Background Statement.

          "Governmental Body" means any court, agency, authority, board, bureau, commission, department, regulatory or administrative body, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, whether federal, state, county, parish, district, municipality, city, political subdivision or otherwise, domestic or foreign, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government.

          "Letter of Credit" has the meaning set forth in Section 2.4(a).

          "Limited Liability Company Agreement" means the Amended and Restated Limited Liability Company Agreement of the Company, as hereafter amended or restated.

          "Person" means any individual, firm, partnership, joint venture, corporation, limited liability company, association, business enterprise, trust, Governmental Body or other entity.

          "Project Partnerships" has the meaning given to it in the Limited Liability Company Agreement.

          "Remaining Equity Support" has the meaning given to it in Section 2.1(a).

          "Support Termination Date" means the earlier of the 25th anniversary of the Effective Date and the date upon which all Credit Support Obligations shall have been paid and satisfied in full (or otherwise terminated).

          "UAE" has the meaning set forth in the Introduction.

          "UAE Ref-Fuel" has the meaning set forth the Background Statement.

        2.    EQUITY SUPPORT.

          2.1.    Equity Support Obligations.

          (a)   Subject to the terms and conditions of this Agreement, each Equity Provider agrees as of the Effective Date that, in accordance with the procedures set forth in this Agreement, it will make, or cause to be made, Equity Contributions in an amount equal to one half of the amount necessary to satisfy (or to cause to be satisfied) any of Duke/UAE Holdings' obligations (the "Credit Support Obligations") under the Credit Support Agreements or with respect thereto, including Duke/UAE Holdings' obligations arising under its guaranty of any such Credit Support Obligations; provided, however, that each Equity Provider's obligation to make Equity Contributions hereunder is conditioned upon the other Equity Provider's making its equal contribution; and provided, further, that each Equity Provider's obligation to make Equity Contributions hereunder is limited to each Equity Provider's making no more than $50,000,000 of aggregate Equity Contributions pursuant hereto. The difference, at any time, between $50,000,000 and the total of all Equity Contributions theretofore made by an Equity Provider is referred to herein as the Equity Provider's "Remaining Equity Support."

          (b)   Each Equity Provider hereby authorizes Duke/UAE Holdings to call on it, from time to time, to make Equity Contributions under this Agreement. Calls hereunder shall always be made in equal amounts against each Equity Provider. Such calls may be made by delivery from Duke/UAE Holdings to each Equity Provider of a written request for Equity Contributions under this Agreement, which request shall specify the amount of such Equity. Contributions and shall be accompanied by a certificate in the form of Exhibit B attached hereto executed by the Chief Executive Officer and Chief Financial Officer of Duke/UAE Holdings. Each Equity Provider shall make such Equity Contributions within five business days of its receipt of such request. Duke/UAE Holdings shall provide each Equity Provider with any additional information regarding the Equity Contributions and the. underlying Credit Support Obligations that such Equity Provider may reasonably request.

          (c)   Each Equity Provider's commitment to make Equity Contributions hereunder: (i) will be effective on the Effective Date and will remain in effect through the Support Termination Date; (ii) will be continuing, absolute, unconditional, and irrevocable; and (iii) will not be subject to termination by such Equity Provider in any event, including without limitation (v) the bankruptcy or insolvency of the Company, Duke/UAE Holdings, or any Project Partnership; (x) any renewal or extension of the Credit Support Obligations; (y) any waiver or release by any holder, beneficiary, or party entitled to payment of any Credit Support Obligations of any security therefor; or (z) any default by the Company, Duke/UAE Holdings or any Project Partnership under any financing agreement.

          (d)   The Equity Providers, the Company, and Duke/UAE Holdings agree that this Agreement will not be amended, modified, or terminated if such amendment, modification, or termination would have the effect of downgrading or lowering Duke/UAE Holdings' credit rating issued by Standard & Poor's (a division of The McGraw-Hill Companies, Inc.) or Moody's Investors Services, Inc. that is in effect immediately prior to such amendment, modification, or termination, unless Standard and Poor's and Moody's shall have confirmed that the ratings which result are equivalent to or higher than a rating of BBB-.

          2.2.    Payment of Funds.    Each Equity Provider, after consulting with Duke/UAE Holdings, may, in its sole discretion, make any Equity Contributions directly to the beneficiaries of any Credit Support Obligation on behalf of Duke/UAE Holdings or may make such payments to Duke/UAE Holdings or the relevant Project Partnership to-allow such party to satisfy such Credit Support Obligations. Any Equity Contributions received by Duke/UAE Holdings shall be deemed to be held in trust by Duke/UAE Holdings for the beneficiaries of the Credit Support Obligations to be satisfied by such Equity Contributions, and such proceeds shall be used by Duke/UAE Holdings only for such purposes. Payments made directly from an Equity Provider to any Person will not create any obligation from the recipient of such funds to the Equity Provider. All payments by an Equity Provider pursuant hereto shall be made in lawful money of the United States of America in immediately available funds.

          2.3.    Equity Contributions.

          (a)   All Equity Contributions shall be deemed capital contributions from DEGAD and UAE Ref-Fuel to the Company, from the Company to Duke/UAE Holdings, and from Duke/UAE Holdings to the Project Partnerships, all as more particularly described in this Section 2.3.

          (b)   The parties acknowledge that all Equity Contributions made pursuant to this Agreement that are made by or on behalf of Duke Capital are made on behalf of DEGAD, and all Equity Contributions made pursuant to this Agreement that are made by or on behalf of UAE are made on behalf of UAE Ref-Fuel. As between DEGAD and UAE Ref-Fuel, on the one hand, and the Company on the other hand, all Equity Contributions shall be deemed capital contributions by DEGAD and UAE Ref Fuel, as applicable, to the Company, which capital contributions shall be in the nature of a preferred equity, entitled to priority repayment and to a preferred return equal to 15% per annum, all as provided in the Limited Liability Company Agreement.

          (c)   As between the Company and Duke/UAE Holdings, all Equity Contributions shall be deemed capital contributions by the Company to Duke/UAE Holdings, which shall be in the nature of common equity with no right of repayment, redemption or preferred return.

          (d)   As between Duke/UAE Holdings and any Project Partnership on whose behalf any Equity Contributions are made, such Equity Contributions shall be deemed capital contributions by Duke/UAE Holdings to such Project Partnership, which shall be in the nature of common equity with no right of repayment, redemption or preferred return.

          2.4.    Letter of Credit.

          (a)   At any time that either Equity Provider does not have a credit rating from Standard & Poor's of at least BBB, its obligations hereunder shall be secured by a letter of credit (as amended, and including all replacements and substitutions therefor, a "Letter of Credit") in a face amount equal to the lesser of $50,000,000 and such Equity Provider's Remaining Equity Support at such time, issued by a commercial bank with at least $250,000,000 of combined capital and surplus and that has a credit rating from Standard & Poor's of at least A-. In addition, either or both Equity Providers shall provide such Letters of Credit if Standard & Poor's so requires in order for Duke/UAE Holdings to retain a credit rating of at least BBB-. All Letters of Credit shall be held by Duke/UAE Holdings and shall be drawn upon by Duke/UAE Holdings to satisfy any call pursuant to Section 2.1(a) for Equity Contributions that are not paid when due from the Equity Provider providing such Letter of Credit. Proceeds from draws under a Letter of Credit shall be deemed to be held in trust by Duke/UAE Holdings for the Persons to whom the defaulted Equity. Contributions would ultimately have been paid to satisfy the underlying Credit Support Obligations, and such proceeds shall be used by Duke/UAE Holdings only for such purposes. An Equity Provider that has provided a Letter of Credit may at any time, and from time to time, provide to Duke/UAE Holdings a substitute Letter of Credit that is in a face amount equal to such Equity Provider's Remaining Equity Support at such time and that otherwise complies with the requirements of this Agreement, and upon any such substitution Duke/UAE Holdings shall release to such Equity Provider the Letter of Credit that is being replaced. Each Letter of Credit shall have a termination date of not less than one year after its date of issuance. If an Equity Provider does not cause a replacement Letter of Credit that complies with the terms of this Agreement to be delivered to Duke/UAE Holdings at least fifteen business days prior to the termination date of a Letter of Credit previously provided by it that is held by Duke/UAE Holdings, Duke/UAE Holdings shall, or the other Equity Provider may on its behalf, draw the entire amount available to be drawn under such Letter of Credit and shall deposit such amount into an escrow fund. Upon any later delivery by such Equity Provider to Duke/UAE Holdings of a satisfactory Letter of Credit in the face amount of such Equity Provider's Remaining Equity Support at such time, Duke/UAE Holdings shall release the escrowed funds to such Equity Provider.

          (b)   Any funds drawn under an expiring Letter of Credit that are to be placed in escrow shall be placed in a separate account with a commercial bank, selected by Duke/UAE Holdings, that has at least $250,000,000 of combined capital and surplus. Such account shall be in the name of. Duke/UAE Holdings, in trust for the beneficiaries of the Credit Support Obligations. The funds in such account shall serve as security for the obligations hereunder of the Equity Provider that provided the Letter of Credit that was drawn upon, and such funds shall be invested in (i) direct obligations of the United States of America, (ii) obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America, (iii) money market funds substantially all of which are invested in the foregoing instruments, and (iv) such other investments as may be agreed upon by UAE, Duke Capital and Duke/UAE Holdings. Interest earned on such account, after payment of all account fees and expenses, shall be paid, on a quarterly basis, to the Equity Provider that provided the Letter of Credit that was drawn upon.

          2.5.    Substitution of Equity Provider.    If Duke Capital or UAE, directly or indirectly, sells, transfers or otherwise disposes of its entire interest in the Company, it shall be released from its obligations under this Agreement if all of such obligations are assumed, pursuant to an assumption agreement in form and substance reasonably satisfactory to the parties to this Agreement, by a Person that has a credit rating from Standard & Poor's of at least BBB or that secures such obligations with a letter of credit in accordance with Section 2.4.

        3.    REPRESENTATIONS AND WARRANTIES OF EQUITY PROVIDERS.

        Each Equity Provider, in order to induce the other parties to enter into this Agreement, hereby makes the following representations and warranties:

          3.1.    Existence.    Such Equity Provider is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has taken no action, and is aware of no action taken by any Person, that would cause the termination of its existence.

          3.2.    Power and Authority.    Such Equity Provider has the full power and authority to execute and deliver this Agreement and to incur its obligations provided herein. This Agreement has been duly authorized by all necessary corporate action on behalf of such Equity Provider.

          3.3.    Binding Agreement.    This Agreement constitutes the legal, valid and binding obligation of such Equity Provider enforceable against such Equity Provider in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or law).

          3.4.    Litigation.    There are no proceedings pending or, to the knowledge of such Equity Provider, threatened against such Equity Provider that call into question the validity or enforceability of this Agreement.

          3.5.    No Conflicting Agreements.    No consent or approval of any Governmental Body or any other Person is required in connection with thee execution, delivery and performance by such Equity Provider of this Agreement, except for consents and approvals as shall have been obtained on or before the Effective Date, and except for consents and approvals the absence of which would not have a material adverse effect on such Equity Provider. The execution, delivery and performance of this Agreement by such Equity Provider do not result in a default under, or a breach or violation of, its articles of incorporation or bylaws or any agreement to which such Equity Provider is a party or to which its property is subject, except for any such defaults under, or breaches or violations of any such agreements to the extent such defaults, breaches or violations would not have a material adverse effect on such Equity Provider.

        4.    CONDITIONS.

        The obligation of each Equity Provider to enter into this Agreement and to make the Equity Contributions contemplated hereby shall be subject to the following conditions:

          4.1.    Certificates of Good Standing.    Such Equity Provider shall have received a copy of a recent certificate of good standing with respect to the other Equity Provider from its state of incorporation.

          4.2.    Representations and Warranties.    The representations and warranties of the other Equity Provider shall be true and correct as of the Effective Date and such Equity Provider shall have received a certificate as of the Effective Date from an officer of the other Equity Provider to such effect.

          4.3.    Legal Opinion.    Such Equity Provider shall have received an opinion of counsel to the other Equity Provider in form and substance reasonably satisfactory to such Equity Provider regarding the authorization, execution, delivery and enforceability of this Agreement.

          4.4.    Purchase Agreement.    The Closing and the Conversion Dates (as defined in the Partnership Purchase Agreement and four Recapitalization Agreements dated as of November 3, 2000, between Duke/UAE Holdings and Allied Waste Industries, Inc., among others (collectively, the "Allied Agreements") shall have occurred simultaneously with the execution of this Agreement.

          4.5.    Release under Credit Support Agreements.    Duke Capital shall have been fully and unconditionally released from all of its obligations under all Credit Support Agreements relating to the projects owned by American Ref-Fuel Company of Niagara, L.P., American Ref-Fuel Operations of SEMASS, L.P., American Ref-Fuel Company of SEMASS, L.P., American Ref-Fuel Company of Hempstead, American Ref-Fuel Company of Southern Connecticut, L.P., and American Ref-Fuel Company of Essex County, other than those obligations listed on Exhibit C hereto.

          4.6.    Letter of Credit.    To the extent required under Section 2.4, the other Equity Provider shall have caused a Letter of Credit to have been issued and delivered to Duke/UAE Holdings.

          4.7.    Other Documents.    Such Equity Provider shall have received such other documents as such Equity Provider shall reasonably require.

        5.    AFFIRMATIVE COVENANTS.

        The Company and Duke/UAE Holdings each hereby covenants and agrees that each of the Company and Duke/UAE Holdings shall use commercially reasonable efforts to satisfy, or cause the Project Partnerships to satisfy, all Credit Support Obligations without requiring the Equity Provider to made Equity Contributions hereunder. Such efforts shall include, if appropriate, causing the Project Partnerships to satisfy their Credit Support Obligations through financings or refinancings; provided, however, that this Section 5 shall not require the Company, Duke/UAE Holdings or any Project Partnership to consummate any financing or refinancing that would have a material adverse effect on the ability of a Project Partnership to redeem the interest of an affiliate of Allied in such Project Partnership.

        6.    MISCELLANEOUS PROVISIONS.

          6.1.    Notices.    Except as otherwise specifically provided herein, all notices, requests, consents, demands, waivers and other communications hereunder shall be in writing and shall be mailed by regular mail, postage prepaid, or sent by telecopy or delivered in person, and all statements, reports, documents, certificates and papers required to be delivered hereunder shall be mailed by certified or registered mail, postage prepaid and return receipt requested, or sent by telecopy or delivered in person, in each case to the respective parties to this Agreement as follows:

  Duke Capital:

  DUKE CAPITAL CORPORATION
  Mail Code: PB03T
  422 South Church Street
  Charlotte, North Carolina 28202
  Attention: Stephen G. DeMay, Vice President, Business Unit Finance
  Telephone: 704-382-2620
  Telecopy: 704-373-3699

  with a copy to:

  DUKE CAPITAL CORPORATION
  Mail Code: PB03T
  422 South Church Street
  Charlotte, North Carolina 28202
  Attention: Charles H. Wilson, Director—Business Unit Finance
  Telephone: 704-382-2620
  Telecopy: 704-373-6632

  UAE:

  United American Energy Corp.
  50 Tice Boulevard, 3rd Floor
  Woodcliff Lake, New Jersey 07675
  Attention: David Goodman
  Telephone: 201-307-1818
  Telecopy: 201-307-1020

  The Company:

  DUKE/UAE REF-FUEL LLC
  15990 North Barker's Landing
  Suite 200
  Houston, Texas 77079
  Attention: William Reynolds
  Telephone: 281-649-4844
  Telecopy: 281-649-4815

  with a copy to Duke Capital and UAE

  Duke/UAE Holdings:

  DUKE/UAE HOLDINGS LLC
  15990 North Barker's Landing
  Suite 200
  Houston, Texas 77079
  Attention: William Reynolds
  Telephone: 281-649-4844
  Telecopy: 281-649-4815

  or to such other Person or address as a party hereto shall designate to the other parties hereto from time to time in writing forwarded in like manner. Any notice, request, consent, demand, waiver or communication given in accordance with the provisions of this Article 5 shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at its address specified above; provided that notices of change of address shall be deemed to be effective when actually received.

          6.2.    Amendment and Waiver.    This Agreement may not be amended, nor may any provision hereof be waived, except by an instrument in writing signed by all of the parties hereto.

          6.3.    References: Headings: Plurals.    Section and article references are to the sections and articles of this Agreement unless otherwise indicated. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any of its provisions. Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

          6.4.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one: agreement.

          6.5.    Severability.    Any provision of this Agreement that is prohibited or unenforceable in a particular jurisdiction shall be ineffective to' the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

          6.6.    Entire Agreement.    This Agreement embodies the entire agreement and understanding between the Equity Providers, the Company and Duke/UAE Holdings with respect to the subject matter hereof and supersedes all prior agreements and understandings between such parties with respect to the subject matter hereof.

          6.7.    Assignment: Benefits.    Neither party may assign or transfer any of its rights or delegate any of its obligations under this Agreement without the prior written consent of all of the other parties hereto, except as permitted by Section 2.5 or as may occur by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns.

          6.8.    Consent to Jurisdiction.    For purposes of any legal action or proceeding brought with respect to or arising out of this Agreement, each of the parties hereto (i) irrevocably submit to the nonexclusive general jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of North New York and (ii) consent to service of process in any such action or proceeding by mailing of copies of service by registered or certified mail to, the address specified in Article 5, such service to become effective upon receipt.

          6.9.    Governing Law.    This Agreement shall be governed 'by the internal laws of the State of New York without giving effect to the conflicts of laws principles thereof.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

DUKE CAPITAL CORPORATION		UNITED AMERICAN ENERGY CORP.
By:	/s/ STEPHEN G. DEMAY	By:	/s/ DONALD T. KROM, JR.
Name:	Stephen G. DeMay	Name:	Donald T. Krom, Jr.
Title:	Vice President, Business Unit Finance	Title:	Vice President
DUKE/UAE REF-FUEL LLC		DUKE/UAE HOLDINGS LLC
By:	/s/ DONALD T. KROM, JR.	By:	/s/ DONALD T. KROM, JR.
Name:	Donald T. Krom, Jr.	Name:	Donald T. Krom, Jr.
Title:		Title:	Vice President

QuickLinks

  Exhibit 10.2
EQUITY CONTRIBUTION AGREEMENT dated as of April 30, 2001 between DUKE CAPITAL CORPORATION, UNITED AMERICAN ENERGY CORP., DUKE/UAE REF-FUEL LLC and DUKE/UAE HOLDINGS LLC
Table of Contents